Exhibit 107
Calculation of Filing Fee Tables
Rule 424(i)
(ProShares Trust II)

#	Data Element	Value

1.	Name of the issuer	ProShares Trust II

2.	Business address of Issuer	7272 Wisconsin Avenue, 21st Floor Bethesda, MD 20814-4802

3.	Securities Act file number(s) of the registration statement(s) associated with the offering	333-284923

4.	If applicable, the date on which the issuer ceased operations or was deemed to cease operations, pursuant to Rule 456(d)(4)

5.	Last day of the fiscal year for the issuer for which the prospectus is filed	December 31, 2024

Calculation of Registration Fee:

6.	Name of the securities for which the prospectus is filed	ProShares VIX Short-Term Futures ETF (VIXY) ProShares Ultra VIX Short-Term Futures ETF (UVXY) ProShares Short VIX Short-Term Futures ETF (SVXY)

7.	Aggregate sale price of securities sold during the fiscal year	$2,586,171,487

8.	Aggregate redemption or repurchase price of securities redeemed or repurchased during the fiscal year	$2,622,385,578

9.	Aggregate price of securities redeemed or repurchased during any prior fiscal year ending no earlier than February 23, 2022, that were not previously used to reduce registration fees payable to the Commission:	$0

10.	Net sales amount	$0

11.	Amount of redemption credits available for use in future years to offset sales	-$36,214,091

12.	Fee Rate (multiplier for determining registration fee)	0.00015310

13.	Registration fee due (exclusive of any interest due)	$0

14.
Fee Note

(1)   Pursuant to Rule 457(p) under the Securities Act, when registration fees become due under Rule 456(d), the registration fee for the Common Units of Beneficial Interest will be partially offset by the registration fee associated with unsold securities registered pursuant to that certain registration statement on Form S-3 (File No. 333-259576) initially filed by ProShares Trust II, on behalf of the Trust’s series covered by this 424I filing, on September 15, 2021 (the “Prior S-3 Registration Statement”). As a result, the following amount will be applied to partially offset filing fees due under Rule 456(d) with regard
to the Trust’s series covered by this 424I filing as they become due: $676,580

(2)   In addition to the amount reported above, ProShares Trust II has a general credit of $273,490, which will be used by the Trust in the future to partially offset filing fees due under Rule 456(d) with regard to any of the Trust’s series as they become due.

Fee Summary:

15.	Total Registration Fees (exclusive of any interest due)	$0

16.	Interest due pursuant to Rule 456(d)(5) if the prospectus is being filed more than 90 days after the end of the issuer’s fiscal year	$0

17.	Total amount of registration fee due, including any interest due, if the prospectus is being filed more than 90 days after the end of the issuer’s fiscal year	$0

18.	Total Fee Offsets	$0

19.	Net amount of registration fee due (including any interest due if the prospectus is being filed more than 90 days after the end of the issuer’s fiscal year) after offsets	$0